EXHIBIT 10.8

Exclusive License Agreement

This Exclusive License Agreement (this “Agreement”), effective as of May 17, 2024 (the “Effective Date”), is by and between Shear Kershman Labs, a Missouri corporation (“Licensor”) and Innovative Medtech Inc., a Delaware corporation, (“Licensee”) (collectively, the “Parties,” or each, individually, a “Party”).

In consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used but not defined elsewhere in this Agreement have the following meanings:

“Affiliate” of a Party means any entity that, at any time during the Term, is more than 50% owned by such Party, owns more than 50% of such Party, or is more than 50% owned by a third party that owns more than 50% of such Party.

“Applicable Law” shall mean applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities (as defined below), that may be in effect from time to time, including but not limited to those of the United States Food and Drug Administration or any successor agency, if applicable.

“Commercially Reasonable Efforts” shall mean, with respect to a Party, those commercially reasonable efforts by that Party similar to the efforts that Party, in good faith, would make in similar circumstances for its own operations without procrastination, taking into consideration safety and efficacy, costs, the market potential of the product, the stage of its development or product life, the clinical setting in which it is expected to be used, competitiveness of the marketplace, regulatory environment, the patent or other proprietary position of the product, and other conditions then prevailing. It is understood that a party’s Commercially Reasonable Efforts will not in any event require that Party to take any action that would be reasonably likely to result in a breach of any other provision of this Agreement, or that the Party in good faith believes may violate any Applicable Law or any order, permit, direction or license of any court or governmental authority having appropriate jurisdiction over the party and subject matter.

“Field” shall mean any and all human and non-human therapeutic uses, prescription and over-the-counter medications and preventatives.

"Know-How" means any and all know-how, technology, inventions, discoveries, ideas, processes, methods, designs, plans, instructions, specifications, formulas, testing and other protocols, settings, and procedures, vendor and supply chain contacts and information, and other confidential or proprietary technical, scientific, medical, engineering, business, or financial information Licensor owns relating to the Licensed Patents, Licensed Products, Trade Secrets and Trademarks.

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“Improvement” means any modification of or improvement or enhancement to any Licensed Patents or Know-How.

“Licensed Patents” means the patents and patent applications listed in Schedule 1 together with all patents that issue therefrom and all continuations, continuations-in-part, divisionals, extensions, substitutions, reissues, re-examinations, and renewals of any of the foregoing, in each case to the extent owned by Licensor.

“Licensed Product” means any product that (a) practices, uses, embodies, is based on, incorporates or utilizes any Licensed Proprietary Rights (b) but for the license granted and assignment made under this Agreement, infringes, misappropriates or otherwise violates any Licensed Proprietary Rights.

“Licensed Proprietary Rights” means the Licensed Patents, Licensed Trademarks, and Licensor’s proprietary rights in and to the Know-How under applicable trade secret law.

“Licensed Trademarks” means the registered trademarks listed in Schedule 2.

“Liquidation Event” means any transaction in which a third party acquires substantially all of equity or assets of Licensee, whether by merger, reorganization, acquisition, sale or otherwise.

“Net Sales” means the gross amount invoiced by Licensee or any of its Affiliates or sublicensees for the sale of Licensed Products during the Term of this Agreement, less the sum of: discounts allowed in amounts customary in the trade; tariff duties; sales, use, or value-added taxes; costs of packaging, transportation, and insurance; and amounts allowed or credited on returns. Transfers of Licensed Products to an Affiliate or a sublicensee for internal use (but not resale) by the Affiliate or sublicensee will be treated as sales by Licensee at Licensee’s list price. The Net Sales calculation for sales or transfers by Licensee to its Affiliates or sublicensees for resale will be based on the amounts invoiced by such Affiliate or sublicensee on the resale of such Licensed Products.

“Regulatory Authority” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the distribution, importation, exportation, manufacture, production, use, storage, transport, or clinical testing, pricing or sale of Licensed Product in the FIELD in the TERRITORY, including the FDA or any counterpart of the FDA outside the United States.

“Term” has the meaning set forth in Section 12(a).

"Territory" means worldwide.

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“Valid Claim” means a claim of an unexpired issued patent or pending patent application falling within Licensed Patent, which claim shall not have been withdrawn, cancelled, disclaimed, or held invalid by a court, tribunal, arbitrator, or governmental agency of competent jurisdiction in a final or unappealed or unappealable decision.

2. Grant of Rights.

(a) License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Affiliates for the Term an exclusive and non-transferable (except in accordance with Section 16 (Assignment)) license, with the right to sublicense in accordance with Section 2(b), under the Licensed Proprietary Rights to make, have made, use, offer to sell, sell, and import Licensed Products and to use the Know-How in connection therewith, in each case in the Territory. No license or rights are granted to Licensee by implication, estoppel, or otherwise, other than as expressly granted by Licensor under this Section 2.

3. Liquidation. In the event Licensee enters into a definitive agreement for a transaction that would result in a Liquidation Event, Licensee and Licensor work in good faith to negotiate an agreement to assign the Licensed Propriety Rights to the proposed acquirer of Licensee.1

4. Payments/Consideration

(a1) SKL shall set up a subsidiary for Oral Thrush. SK will transfer license into Subsidiary.

IMTH will issue 2,000,000 shares of stock to SKL or its designees for the license and will receive 80% of the Subsidiary

(a2) Royalty. Licensee shall pay to Licensor a royalty on Net Sales of Licensed Products during the Term, in the following amounts:

(i) 10% of Net Sales up to $5,000,000;

(ii) 7.5% of Net Sales in excess of $5,000,000 and up to $10,000,000; and

(iii) 5% of Net Sales in excess of $10,000,000.

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(b) Payment Terms. Licensee shall pay the royalty due under Section 6(a) within thirty (30) days after the end of the calendar quarter in which such payments become due. Licensee shall make all payments due hereunder (i) in US dollars by wire transfer of immediately available funds to a bank account Licensor designates in writing; and (ii) without deduction of exchange, collection, or other charges or withholding or other government-imposed fees or taxes. If Licensor does not receive any payment on or before such payment’s due date, Licensee shall pay to Licensor interest on the overdue payment from the due date to the date Licensor receives such payment at a 1% per month, or if lower, the maximum amount permitted under applicable law.

(c) Royalty Reports. On or before the due date for all payments to Licensor, Licensee shall submit to Licensor a written report setting forth its royalty calculation for the applicable calendar quarter in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including: (i) the gross sales of Licensed Products; (ii) the type and amount of all deductions and offsets allocated with respect to such sales of Licensed Products; (iii) the calculation of Net Sales; and (iv) the applicable royalty rate.

(d) Records and Audit.

(i) Licensee shall keep, in accordance with generally accepted accounting principles, records in sufficient detail to verify the completeness and accuracy of any royalty report submitted under Section 5(c) and the calculation of payments due to Licensor hereunder. Licensee shall maintain such records for at least three (3) years after expiration or termination of this Agreement.

(ii) Licensor may at any time within five (5) years after receiving any royalty report from Licensee, nominate an independent certified public accountant (“Auditor”) to verify such royalty report and payments made to Licensor hereunder. Licensee shall give the Auditor access to Licensee’s records kept in accordance with Section 5(d)(i) upon reasonable notice to Licensee and during Licensee’s normal business hours. All information and materials made available to the Auditor in connection with such audit will be deemed to be Licensee’s Confidential Information. Licensor shall provide to Licensee a copy of the Auditor’s audit report within five (5) days of Licensor’s receipt of the report. If the report shows that payments made by Licensee are deficient, Licensee shall pay Licensor the deficient amount plus interest on the deficient amount, calculated in accordance with Section 5(b), within thirty (30) days after Licensee’s receipt of the audit report. If payments made by Licensee are found to be deficient by more than 5%, Licensee shall pay for the cost of the audit.

5. Intellectual Property Matters.

(a) Existing Intellectual Property. Other than as provided in this Agreement, neither of the Parties grants any right, title, or interest in any patent, information, or other intellectual property right controlled by such Party to any other Party.

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(b) Prosecution and Maintenance.

(i) Licensor shall have the right to control the preparation, filing, prosecution and maintenance of all patents and trademark applications within the Licensed Proprietary Rights, and shall diligently prepare, file, prosecute and maintain such patents and patent applications in the United States and any other jurisdiction(s) elected by Licensee. Licensor will keep Licensee reasonably informed as to material developments with respect to the prosecution and maintenance of the Licensed Patents and Licensed Trademarks. Licensor shall consider in good faith, take into account, and implement where possible the reasonable comments made by Company respecting the preparation and content of any Licensed Patents and Licensed Trademarks. For the purposes of this Agreement, “maintenance” of the Licensed Patent Rights includes post-grant proceedings before the USPTO (including inter partes review, post grant review, and derivation proceedings) or a similar proceeding before a patent administration outside the US, provided that (a) before commencing defense of any such proceedings, Licensor shall reasonably consult with Licensee, including with respect to the choice of legal counsel, and (b) Licensor shall take such acts as reasonably requested by Licensee to ensure coordination between any such proceedings and any enforcement proceedings controlled by the Company pursuant to Section 7(d), and/or any related defense proceedings. The Licensor shall provide the Licensee with all reasonable assistance and cooperation in the patent prosecution efforts provided Section 7(b), including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

(ii) Payment of Patent Prosecution Expenses. Licensee shall be responsible for reimbursing Licensor for all fees and costs incurred on or after the Effective Date for the prosecution and maintenance of all Licensed Patents, including attorneys’ fees, relating to the filing, prosecution and maintenance of the Licensed Patents. License shall reimburse Licensor with such amount within thirty (30) days from the date of receiving an original invoice from Licensor.

(c) Enforcement. Each Party shall promptly notify the other Party in writing of any actual or suspected infringement or misappropriation of the Licensed Proprietary Rights in the Territory, including any known details of such infringement or misappropriation. Licensor has the first right, in its discretion, to bring any action or proceeding with respect to such infringement or misappropriation and to control its conduct (including any settlement). If Licensor does not commence an action or proceeding within sixty (60) days after receipt or delivery of notice concerning any infringement or misappropriation, Licensee may, in its discretion, bring, and control the conduct (including any settlement) of, such action. The Party that does not control any action or proceeding brought under this Section 7(d) shall provide the other Party with all cooperation and assistance that such other Party may reasonably request in connection with such action or proceeding, including joining as a plaintiff if necessary to establish standing. Any damages, profits, and other monetary awards resulting from any such action or proceeding will be applied first to satisfy any unreimbursed expenses and legal fees of the Party bringing such action or proceeding.

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(d) Common Interest. All information exchanged between Licensee’s and Licensor’s representatives pursuant to this Section 7 regarding the preparation, filing, prosecution, maintenance, or enforcement of Licensed Proprietary Rights will be the disclosing Party’s Confidential Information. In addition, the Parties acknowledge and agree that, with regard to such preparation, filing, prosecution, maintenance, and enforcement of the Licensed Proprietary Rights, the interests of the Parties as licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning such Patents, including privilege under the common interest doctrine and similar or related doctrines.

6. Compliance with Laws. Each Party shall comply with all Applicable Laws and regulations in the Territory in exercising its rights and performing its obligations under this Agreement. Without limiting the foregoing, Licensee shall comply with: (a) the patent marking provisions of 35 U.S.C. § 287(a) and the patent marking laws of all applicable countries in the Territory such that Licensee shall mark, and shall cause its Affiliates and Sublicensees to mark, all Licensed Product that are manufactured or sold under this Agreement with the number of each issued patent under the Licensed Patent that applies to such Licensed Product to the extent commercially feasible and consistent with prevailing business practices; and (b) all Applicable Laws concerning the export of any Licensed Product and any associated technical data, materials, or information, including any requirements for obtaining an export license or other governmental approval.

7. Confidentiality. Each Party acknowledges that in connection with this Agreement it will gain access to certain non-public, confidential, or proprietary information of the other Party (“Confidential Information”). Without limiting the foregoing, Licensor’s Confidential Information includes the Know-How and all trade secrets and any confidential information included in or related to the Licensed Patents, including unpublished patent applications and invention disclosures, or the Licensed Trademarks. Confidential Information does not include information that at the time of disclosure is: (a) in the public domain; (b) known to the Party receiving it; (c) rightfully obtained by the receiving Party on a non-confidential basis from a third party; or (d) independently developed by the receiving Party. Each Party shall maintain the other Party's Confidential Information in strict confidence and not disclose it to any other person or entity, except to its employees who have a need to know such Confidential Information for such Party to exercise its rights or perform its obligations hereunder and are bound by written nondisclosure agreements. Notwithstanding the foregoing, each Party may disclose Confidential Information to the limited extent required to comply with an order of a court or other governmental body, or as otherwise necessary to comply with applicable law, provided that the Party making the disclosure pursuant to the order shall first have given written notice to the other Party and made a reasonable effort to obtain a protective order (each an “Authorized Disclosure”). With respect to any Confidential Information that constitutes a trade secret as determined under applicable law, such obligations of non-disclosure will survive the termination or expiration of this Agreement for as long as such Confidential Information remains subject to trade secret protection under applicable law.

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8. Press Releases; SEC Filings. Neither Party shall issue any press release or other public announcement disclosing the existence of this Agreement or any of the terms or conditions of this Agreement or the transaction contemplated by this Agreement without the prior written consent of the other Party, which consent may be given or withheld in the sole discretion of the other Party. Notwithstanding the above, each Party may file a copy of this Agreement or portions thereof with the SEC or other Government Authorities to the extent required under Applicable Law, subject to the legally permissible redaction of either Party’s confidential information.

9. Diligence Requirement. Licensee shall use its Commercially Reasonable Efforts, including through its Affiliates and Sublicensees, to market and commercialize the Licensed Product in the Territory; provided, however, that this obligation will not require that Licensee attempt to commercialize Licensed Product in any country or countries where Licensee or its Affiliate or Sublicensee determines, in an exercise of its reasonable business judgment, that such commercialization could have an adverse effect on concurrent or future commercialization or Net Sales of Licensed Product in one or more other countries, whether due to regulatory factors, reimbursement or pricing policies, or other factors, whether or not similar to the foregoing. Licensor’s sole and exclusive remedy with respect to any failures by Licensee to use such Commercially Reasonable Efforts shall be Licensor’s rights of termination pursuant to Section 15(b)(ii)(A).

10. Representations.

(a) Mutual Representations. Each Party represents and warrants to the other Party that, as of the Effective Date: (i) it is duly organized, validly existing, and in good standing under the laws of the state or jurisdiction of its organization; (ii) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; (iii) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of such Party; and (iv) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

(b) Licensor Representations. Licensor represents and warrants that: (i) Licensor is the owner of the entire right, title, and interest in and to the Licensed Proprietary Rights; and (ii) Licensor has the right to grant the licenses hereunder; and (iii) Licensor has not granted to any third party any licenses or other rights under the Licensed Proprietary Rights that conflict with rights granted to Licensee under this Agreement.

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(c) Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9, LICENSOR DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, CONCERNING THE LICENSED PROPRIETARY RIGHTS OR KNOW-HOW, INCLUDING THE VALIDITY, ENFORCEABILITY, OR SCOPE OF ANY LICENSED PATENT OR THE ACCURACY, COMPLETENESS, OR USEFULNESS FOR ANY PURPOSE OF ANY KNOW-HOW OR OTHER INFORMATION OR MATERIALS MADE AVAILABLE BY LICENSOR UNDER THIS AGREEMENT. LICENSOR SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE.

11. Indemnification.

(a) Licensee Indemnification. Licensee shall indemnify, defend, and hold harmless Licensor and officers, directors, employees, and agents against all losses, damages, liabilities, costs (including reasonable attorneys’ fees) resulting from any third-party claim, suit, action, or other proceeding arising out of: (i) Licensee’s or any of its sublicensees’ use of any Licensed Proprietary Rights or Know-How; or (ii) the manufacture, use, or sale of any Licensed Product by or on behalf of Licensee or any of its sublicensees, including any product liability claim, except to the extent caused by Licensor’s gross negligence or willful misconduct.

(b) Indemnification Procedure. Licensor shall promptly notify Licensee in writing of any claim, suit, action, or other proceeding for which it is entitled to indemnification under Section 13(a) (“Indemnified Claim”). Licensee shall control the investigation and defense of the Indemnified Claim and shall employ counsel reasonably acceptable to Licensor to handle and defend the Indemnified Claim, at Licensee’s expense. Licensor shall provide all assistance reasonably requested by Licensee, at Licensee’s expense. Licensee shall not settle any Indemnified Claim in a manner that adversely affects the rights of Licensor without Licensor’s prior written consent. Licensor may participate in and observe the proceedings at its own cost and expense with counsel of its choice.

12. Limitation of Liability. EXCEPT FOR INDEMNIFICATION OBLIGATIONS AND LIABILITY FOR BREACH OF CONFIDENTIALITY, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY LOSS OF USE, REVENUE, OR PROFIT OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13. Term and Termination.

(a) Term. This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Section 15(b), shall remain in effect on a Licensed Product-by-Licensed Product basis until the later of: (i) expiration of the last to expire Valid Claim of the Licensed Patents covering such Licensed Product and (ii) ten (10) years after such Licensed Product’s first commercial sale (the “Term”).

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(b) Termination.

(i) Voluntary Termination by Licensee. Licensee shall have the right to terminate this Agreement any time by written notice at least six (6) months in advance and fully settle all payments due to Licensor on or before the effective date of termination. In no event shall the termination of the Agreement release Licensee from the obligation to pay any amounts that became due on or before the effective date of termination.

(ii) By Licensor. Licensor may terminate this Agreement on written notice to Licensee:

(A) if Licensee materially breaches this Agreement and fails to cure such breach within sixty (60) days after receiving written notice thereof;

(B) immediately if Licensee ceases to carry on its business related to this Agreement, liquidates or dissolves;

(C) if Licensee or any of its Affiliates institutes or actively participates as an adverse party in, or otherwise provides material support to, any action, suit, or other proceeding in the Territory to invalidate or limit the scope of any Licensed Patent claim or obtain a ruling that any Licensed Patent claim is unenforceable or not patentable; or

(D) immediately if Licensee fails to pay any amounts due and payable to Licensor under Section 6, and fails to make such overdue payments within thirty (30) days after receiving written notice of such failure.

(c) Effect of Expiration or Termination.

(i) Upon the expiration of this Agreement with respect to a Licensed Product in any country in the Territory, the licenses granted to Licensee under this Agreement with respect to such Licensed Product will become fully-paid, perpetual, and irrevocable in such country.

(ii) Upon any termination of this Agreement:

(A) Licensee shall immediately cease exercising all rights granted under the Licensed Proprietary Rights;

(B) Each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing the other Party’s Confidential Information; and

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(C) All sublicenses granted by Licensee will automatically terminate; provided, however, that upon the request of any sublicensee who is in good standing under this Agreement and the applicable sublicense agreement, Licensor may, in its discretion, elect to continue such sublicense under a direct license agreement with such sublicensee under the Licensed Proprietary Rights.

(iii) Inventory. Upon the early termination of this Agreement, Licensee and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Product that exist as of the effective date of termination, provided that (i) Licensee pays Licensor the applicable amounts due on such sales of Licensed Product in accordance with the terms and conditions of this Agreement, and (ii) Licensee and its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Product within six (6) months after the effective date of termination.

(iv) Pre-termination Obligations. Expiration or termination of this Agreement will not relieve the Parties of any obligations accruing before the effective date of expiration or termination.

(v) Survival. The rights and obligations of the Parties set forth in Section 15(c) and Section 6(d) (Records and Audit), Section 9 (Confidentiality), Section 13 (Indemnification), Section 14 (Limitation of Liability), and Section 17 (Miscellaneous), and any right, obligation, or required performance of the Parties under this Agreement which, by its express terms or nature and context is intended to survive expiration or termination of this Agreement, will survive any such expiration or termination.

14. Assignment. Licensee shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, change in control, or otherwise, without Licensor’s prior written consent, except that Licensee may make such an assignment, delegation, or other transfer, in whole or in part, without the Licensor’s consent to an Affiliate. No delegation or other transfer will relieve Licensee of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 13 is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

15. Miscellaneous.

(a) Further Assurances. Each Party shall, and shall cause their respective Affiliates to, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

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(b) Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party has authority to contract for or bind the other Party in any manner whatsoever.

(c) Force Majeure. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

(d) No Public Statements. Neither Party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the other Party’s prior written consent.

(e) Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (other than routine communications having no legal effect) must be in writing and sent to the respective Party at the addresses indicated below (or at such other address for a Party as may be specified in a notice given in accordance with this Section):

If to Licensor:	Shear Kershman Labs Email: frank@saratogaequity.com Attention: Frank Maresca
If to Licensee:	Innovative MedTech Inc. 2310 York Street Suite 200 Blue Island, Illinois 60406 Attention: Michael Friedman

Notices sent in accordance with this Section will be deemed effective: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

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(f) Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(g) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

(h) Amendment; Waiver. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(i) Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(j) Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Missouri. Any legal suit, action, or proceeding arising out of this Agreement or the matters contemplated hereunder shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitration hearing shall take place in St Louis, Missouri before a single arbitrator. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Service of process, summons, notice, or other document by mail to such Party’s address set out herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. Before commencing any legal suit, action or proceeding over any dispute under this Agreement, the Parties agree to, in good faith, attempt to resolve their differences through negotiation and, if negotiation is unsuccessful, then in voluntary, confidential, non-binding mediation using a mediator chosen by their respective attorneys. Good faith is satisfied by preparing a written statement of a Party’s position to be submitted in advance to the mediator and the other Party and attending one-day mediation session. Costs of the mediator will be borne equally by the Parties.

(k) Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

(l) Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(m) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHEAR KERSHMAN LAB

By:
Name:	Frank Maresca
Title:	CEO

INNOVATIVE MEDTECH INC.

By
Name:	Michael Friedman
Title:	CEO

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SCHEDULE 1

LICENSED PATENTS

Product Type	Country	Official No.	Status	Title

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Schedule 2

LICENSED TRADEMARKS

Application No.	Registration No.	Country	Case Status	Title

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